Charge Commander Letterhead

As of November 1, 2014

Vince Perri

President

Charge Commander, L3C

1744 Sherwood Ct.

Dearborn, MI 48124

Re:    Charge Commander’s Purchase of Energy Storage Products from Oakridge Energy Technologies, Inc.

This letter will serve as confirmation of the terms under which Charge Commander, L3C will purchase the Energy Storage Products (Product(s) specified below and any other products that are added by way of supplemental Schedule as herein contemplated) from Oakridge Energy Technologies, Inc. and Oakridge Energy Technologies, Inc. will manufacture the Energy Storage Products for Charge Commander, L3C.

Term.  Except as otherwise provided in this letter, the term of this letter agreement will be for a period of two (2) years beginning November 1, 2014 and continuing until November 1, 2016.  Charge Commander, L3C will be entitled to an early termination of the term if at any time Oakridge Energy Technologies, Inc. fails to deliver any of the Energy Storage Products in the quantities and at the times requested by Charge Commander, L3C.

Supplemental Schedules.  From time to time, the parties may wish to have this letter agreement cover a newly designed Energy Storage Product.  In order to have a new Energy Storage Product(s) covered by this letter agreement, the parties will need to agree on the specifications for such new Energy Storage Product(s) and the pricing for such new Energy Storage Product.  The parties will evidence such agreement by completing and executing a Supplemental Schedule in the form set forth in Exhibit C, whereupon the new Energy Storage Product(s)as so identified in the Supplemental Schedule will be considered added to the list of products specified below, the pricing for such Energy Storage Product(s) will be considered added to the purchase price list specified under “Purchase Price” below and the specifications for such Energy Storage Product(s) will be considered added to Exhibit A as the specifications for such additional product.

Specifications.  The Energy Storage Products shall be manufactured by Oakridge Energy Technologies, Inc. strictly in accordance with the specifications attached hereto as Exhibit A.  By way of further explanation, without written consent from Charge Commander, L3C (which consent may be withheld in the sole discretion of Charge Commander, L3C), Oakridge Energy Technologies, Inc. agrees not to change any of the components included in such specifications or to change the component manufacturer from whom Oakridge Energy Technologies, Inc. is sourcing any such component.

Oakridge Energy Technologies, Inc. acknowledges that it has no proprietary rights in the design and specifications of the Energy Storage Product(s) as specifically developed for Charge Commander, L3C and, as such, shall not be permitted to manufacture the custom/specific Energy Storage Product(s) for any third party and agrees that, during the term of this letter agreement, it will not manufacture any comparable Energy Storage Product(s) for any third party.

Oakridge Energy Technologies, Inc. acknowledges that it will treat the design and specifications of the Energy Storage Product(s) as proprietary and confidential to Charge Commander, L3C and agrees that neither Oakridge Energy Technologies, Inc. nor any of its affiliates, agents, employees or officers will at any time, in any fashion, form or manner, either intentionally or otherwise, directly or indirectly, divulge, disclose or communicate the design or specifications to any third person or use the design or specifications other than in connection with the business transactions entered into between the parties pursuant to this letter agreement.

Sign Off on Specifications and Design.  With respect to the initial Energy Storage Product(s), Oakridge Energy Technologies, Inc. hereby acknowledges that it has previously received from Charge Commander, L3C the design and specifications for the initial Energy Storage Product(s) and the desired functionality for the initial Energy Storage Product, has carefully reviewed such design and specifications and desired functionality from a technical perspective and, given its extensive experience and technical knowledge, Oakridge Energy

Energy Storage Product(s)Agreement

Technologies, Inc. has independently concluded and hereby certifies to Charge Commander, L3C that the design and specifications for the initial Energy Storage Product(s) are appropriate to enable Oakridge Energy Technologies, Inc. to manufacture Energy Storage Products that will operate properly, will carry out the desired functionality and will perform within commercially acceptable and customary minimum rates of failure of performance.  With respect to any subsequent Energy Storage Products designed for Charge Commander, L3C, Oakridge Energy Technologies, Inc. will, prior to commencing the manufacture of each subsequently designed Energy Storage Product, obtain from Charge Commander, L3C the design and specifications for such subsequently designed Energy Storage Product(s) and the desired functionality for such subsequently designed Energy Storage Product, will carefully review such design and specifications and desired functionality from a technical perspective and, given its extensive experience and technical knowledge, Oakridge Energy Technologies, Inc. will advise Charge Commander, L3C in writing whether Oakridge Energy Technologies, Inc. has independently concluded that the design and specifications for such subsequently designed Energy Storage Product(s)are appropriate to enable Oakridge Energy Technologies, Inc. to manufacture such Energy Storage Products in a manner that it with operate properly, will carry out the desired functionality and will perform within commercially acceptable and customary minimum rates of failure of performance.  If Oakridge Energy Technologies, Inc. commences the manufacturing of such subsequently designed Energy Storage Product(s)without first so advising Charge Commander, L3C in writing, Oakridge Energy Technologies, Inc. shall be deemed to have independently concluded and certified to Charge Commander, L3C that the design and specifications for such subsequently designed Energy Storage Product(s)are appropriate to enable Oakridge Energy Technologies, Inc. to manufacture such Energy Storage Products in a manner that it with operate properly, will carry out the desired functionality and will perform within commercially acceptable and customary minimum rates of failure of performance.

Production Run Sample; Approval.  In order for there to be any obligation on the part of Charge Commander, L3C to purchase any Energy Storage Products, Oakridge Energy Technologies, Inc. shall have first produced run samples of each of the Energy Storage Products and such run samples shall have been approved by Charge Commander, L3C (which approval may be withheld in its sole discretion), with the expectation that such actions will be taken as soon as possible after release of any new design, but always within 90 days of being provided the technical requirements of a new product.

Purchase of Requirements by Charge Commander L3C.  From and after the Commencement Date and until the termination of the term of this letter agreement, Charge Commander, L3C will purchase all of its requirements of the Energy Storage Products from Oakridge Energy Technologies, Inc.   Oakridge Energy Technologies, Inc. agrees (a) to maintain a minimum Quality Rating of 98% (with the Quality Rating computed based upon the ratio of (i) the incoming shipment quantity less the rejected quantity in such shipment [as determined by a pass / fail functional line test by Charge Commander, L3C] to (ii) the incoming shipment quantity), and (b) to maintain competitiveness in quality of Product(s) delivered and in its on-time delivery ratings.  If at any time the minimum Quality Rating is not satisfied or the quality of Product(s) delivered or on-time delivery ratings fail to remain competitive, determined in the judgment of Charge Commander, L3C, Charge Commander, L3C will be entitled to terminate this letter agreement.  So long as this letter agreement has not been terminated and provided that the minimum Quality Rating is satisfied and the quality of Product(s) delivered and on-time delivery ratings remain competitive, in the judgment of Charge Commander, L3C, Oakridge Energy Technologies, Inc. will also be considered as Charge Commander, L3C’ primary source for any changes and/or new Product(s) development for the Energy Storage Products used in the adjustable bed products of Charge Commander, L3C.  The pricing included is based on Charge Commander, L3C purchasing all of its requirements of Energy Storage Products from Oakridge Energy Technologies, Inc.   The obligation to purchase all requirements of any Energy Storage Product(s) that may be designed in the future shall be subject to (1) Oakridge Energy Technologies, Inc.’s ability to manufacture such future designed Energy Storage Product(s) to such Energy Storage Product’s specifications, (2) the parties reaching agreement on the pricing for such future designed Energy Storage Product(s) and (3) the parties supplementing this letter agreement to add such Energy Storage Product(s) and its respective pricing and specifications.  After a supplemental Schedule adds an additional Energy Storage Product, future orders may be made up of combinations of the different Energy Storage Products, as identified by Charge Commander, L3C in the respective purchase orders.

Energy Storage Product(s)Agreement

Purchase Price; Payment Terms.  In return for the exclusive purchasing commitment by Charge Commander, L3C, Oakridge Energy Technologies, Inc. agrees to invoice Charge Commander, L3C no more than the following amounts per unit for the following Energy Storage Product(s):

2 AH Energy Storage Product (as described on Exhibit A)

$ *

10 AH Energy Storage Product (as described on Exhibit A)

$ *

The above pricing is FOB Melbourne, Florida.  The price includes a full functional test and characteristic curves test for the initial 10 units of each product ordered.  The payment terms are net 30 days, with late charges applicable after 45 days from the later of delivery or receipt of invoice.  Late charges will be added at the rate of 1.5% per month starting on the 46th day.

Quarantine.  Prior to shipping each Energy Storage Product, Oakridge Energy Technologies, Inc. will perform a quarantine for a minimum of 14 days on each Energy Storage Product.  After quarantine, each unit shall have voltage measured, recorded, and compared to pre-storage measurement.  Maximum change in voltage shall be +/- 0.1VDC.

Delivery; Risk of Loss.  All deliveries of Energy Storage Products shall be made to the “Ship To” address specified on the applicable purchase order, which in most cases is expected to be the address of Charge Commander, L3C in Dearborn, Michigan.  Oakridge Energy Technologies, Inc. shall bear the risk of loss, deterioration and damage until the Energy Storage Products are delivered to their respective place of destination.

Taxes.  Oakridge Energy Technologies, Inc. shall be responsible for paying any and all federal, state, county, local or governmental taxes, fees or duties now or hereafter imposed on the sale by Oakridge Energy Technologies, Inc. and the purchase by Charge Commander, L3C of Energy Storage Products, as well as any penalties or interest thereon.

Order Lead Times; Maintenance of Inventory.  Initially, the required lead times for orders will be 8 weeks prior to the shipment date designated in the purchase order.  Oakridge Energy Technologies, Inc. with use all reasonable commercial efforts to reduce the standard required order lead time to 1 week, with a commitment to reach such reduced order lead time by no later than July 1, 2015.  From and after the time Oakridge Energy Technologies, Inc. reaches such reduced order lead time, Oakridge Energy Technologies, Inc. agrees that it will maintain and will continue to maintain at all times an inventory of at least 1 week of finished Energy Storage Products on hand based upon the forecast provided by Charge Commander, L3C, as updated from time to time.

Marking on Products, Etc.  Oakridge Energy Technologies, Inc. will mark all products as per applicable and standard marking for such products, unless specifically required otherwise in writing by Charge Commander, L3C.

Warranty.  Oakridge Energy Technologies, Inc.’s “Limited Warranty” will be for a 3 month period from date of shipment by Oakridge Energy Technologies  to Charge Commander.   A copy of the “Limited Warranty” is attached as Exhibit B.

Right to Inspect Manufacturing Plants.  So long as Oakridge Energy Technologies, Inc. is producing Energy Storage Products for Charge Commander, L3C under the terms of this letter agreement, Charge Commander, L3C and its representatives shall have the right, during regular business hours and upon advance notice, to enter upon and examine the manufacturing plants and other facilities where the Energy Storage Products are so produced and stored.  Charge Commander, L3C and its representatives may observe and examine all operating methods, quality control procedures, and production and inventory records, relevant to the production of the Energy Storage Products.

Infringement; Indemnifications.   The parties acknowledge that Charge Commander, L3C has provided the specifications for the Energy Storage Products.  Charge Commander, L3C is not aware of any infringement by the Energy Storage Product(s) design and/or specifications of any other person’s United States or foreign patent.  Oakridge Energy Technologies, Inc. acknowledges that it has reviewed the specifications provided by Charge Commander, L3C and, based upon that review, has no reason to believe that the manufacture of the Energy

Energy Storage Product(s)Agreement

Storage Product(s) in accordance with the specifications infringes any other person’s United States or foreign patent.  Oakridge Energy Technologies, Inc. agrees to indemnify, hold harmless and defend Charge Commander, L3C against any and all obligations, liabilities, losses, claims, demands, suits, actions, causes of action, damages, awards, injuries, offsets, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) resulting from (a) any infringement of any other person’s United States or foreign patent by the Energy Storage Product, to the extent that such infringement is an infringement as to which Oakridge Energy Technologies, Inc. has actual knowledge (other than knowledge that may first have been learned by a notice of infringement received from Charge Commander, L3C) or (b) any infringement of any other person’s United States or foreign patent by the Energy Storage Product(s) by any of the components used in the manufacture of the Energy Storage Product.  Charge Commander, L3C agrees to indemnify, hold harmless and defend Oakridge Energy Technologies, Inc. against any and all obligations, liabilities, losses, claims, demands, suits, actions, causes of action, damages, awards, injuries, offsets, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) resulting from (a) any infringement of any other person’s United States or foreign patent by the Energy Storage Product, to the extent that such infringement is an infringement as to which Charge Commander, L3C has actual knowledge (other than knowledge that may first have been learned by a notice of infringement received from Oakridge Energy Technologies, Inc.) or (b) any infringement of any other person’s United States or foreign patent by the Energy Storage Product(s )by arising out of the design of the Energy Storage Product.  Each party shall give the other party prompt notice of any claim of infringement and, to the extent that a party is entitled to and makes a claim for indemnification under this letter agreement, such party agrees to allow the indemnifying party to take control of any litigation or proceeding involving such infringement claim (retaining the right to participate in such litigation or proceeding at its own expense and to be consulted before the indemnifying party settles any such claim).

Oakridge Energy Technologies, Inc. agrees to indemnify, defend and hold harmless Charge Commander, L3C and its affiliates, officers, members, directors, shareholders, agents, and employees (the “Indemnified Parties”), from and against any and all obligations, liabilities, losses, claims, demands, suits, actions, causes of action, damages, awards, injuries, offsets, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) paid or incurred by, or imposed on, the Indemnified Party, whether based in warranty, tort, contract or otherwise, directly or indirectly caused by, arising from or related to any act by Oakridge Energy Technologies, Inc. or relating to the Energy Storage Products, or any breach of this letter agreement, including but not limited to the breach of any covenant, warranty, or obligation, by Oakridge Energy Technologies, Inc. or based upon any actual or alleged defect in manufacturing the Energy Storage Products.  The indemnifications under this letter agreement will survive termination of this letter agreement, up to 2 years from time of delivery of Product(s)to Charge Commander, L3C.

Notices.  All notices, requests, demands and other communications which are required or may be given under this letter agreement shall be in writing and shall be deemed to have been duly given: when received if personally delivered: when transmitted if transmitted by telecopy or similar electronic transmission methods; the next day after it is sent, if sent by recognized expedited delivery service; and 5 days after it is sent, if mailed, first class mail, postage prepaid.  In each case notice shall be sent to the respective address set forth below or to such other addresses as the respective party may hereinafter substitute by written notice given in the manner prescribed in this paragraph.

Entire Agreement.  This letter agreement contains all of the terms and conditions agreed to between the parties and supersedes any prior agreements, understandings, or representations, whether written or oral, relating to the subject matter hereof. No rights or obligations other than those expressly recited herein are to be implied from this letter agreement.

Waiver of Rights.  No failure or delay on the part of either party in the exercise of any power, right or privilege hereunder shall operate, nor shall any single or partial exercise of such power, right or privilege operate, as a waiver thereof.  All rights and remedies existing under this letter agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Amendments.  This letter agreement cannot be altered, amended, changed, or modified in any respect or particular unless such alteration, amendment, change, or modification shall have been agreed to by each of the parties herein and reduced to writing in its entirety and signed and delivered by each party.

Energy Storage Product(s)Agreement

Governing Law; Venue.  The validity, construction, and enforcement of, and the remedies under, this letter agreement shall be governed in accordance with the laws of Michigan (except that if any choice of law provision under Michigan law would result in the application of the law of a state or jurisdiction other than Michigan, such provision shall not apply).  The parties to this letter agreement agree that jurisdiction and venue shall properly lie in the courts of the State of Michigan, with respect to any legal proceedings arising under or connected with this letter agreement.

Severability.  Any provision of this letter agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this letter agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Assignment.  Oakridge Energy Technologies, Inc. shall not assign this letter agreement or any rights, privileges or obligations hereunder, by operation of law, or otherwise, in any manner, without the prior written consent of Charge Commander, L3C, which consent may be withheld in the sole discretion of Charge Commander, L3C.

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If this letter agreement accurately reflects your understanding of our agreement, please sign one of the enclosed copies in the space provided below and return it to me for our records.

Sincerely,

/s/ L. Lee Arrowood

L. Lee Arrowood

President / General Manager

Oakridge Energy Technologies, Inc.

Enclosure

Acknowledged and Accepted for:

Charge Commander, L3C

Oakridge Energy Technologies, Inc.

By:/s/

By: /s/L. Lee Arrowood

Printed name:

Vince Perri

Printed name:

L. Lee Arrowood

Title:

President

Title: President / General Manager

Date:

11/20/14

Date: 11/20/14

Address:  1744 Sherwood Ct.

Address: 751 North Drive, Suite 9-12

                 Dearborn, MI 48124

   Melbourne, FL 32934

*

The per Unit price has been redacted and is presently the subject of a confidential treatment request filed with the Securities and Exchange Commission.

EXHIBIT A

Specifications for Energy Storage Products

50 x 34 x 11.5mm 2Ah cell with an estimated run rate of 30,000 per month; Cost per unit $ * each

(Note: Quoted using high energy Lithium Iron Phosphate formula)

115 x 76 x 23mm 10Ah cell with an estimated run rate of 8,000 per month; Cost per unit $ * each

(Note: Quoted using high energy Lithium Iron Phosphate formula)

*

The per Unit price has been redacted and is presently the subject of a confidential treatment request filed with the Securities and Exchange Commission.

Exhibit B

Form of Limited Warranty

LIMITED WARRANTY

The seller warrants its hardware to be free from defects in material and workmanship under normal and proper use for a period of 3 months from the date the product is shipped from Oakridge Energy Technologies.  The seller’s sole liability and the buyer’s sole remedy for any breach of the foregoing provision is, at the seller’s option, the timely no-charge repair or replacement of any defective hardware or part that Oakridge Energy Technologies inspects and finds reasonable evidence that a defect in material or workmanship exists.  The buyer shall provide the labor required to replace the defective energy storage product and provide its replacement at no charge to the seller.  The defective energy storage product will be shipped to the seller at the buyer’s expense.  The replacement or repaired energy storage product will be shipped to the buyer at the seller’s expense.

Warranty claims to be honored under this warranty must be made promptly.  Such claims shall specify the nature and details of the claim, the date that the cause of the claim was first observed, and the affected product’s model number and serial number if applicable.  Defective product shall not be returned to the seller’s factory without prior authorization from the seller.  A copy of the claim’s documentation must be attached to the defective product and sent to the seller’s manufacturing facility.  Defective components replaced under this warranty shall become the property of the seller.

The seller makes no representation or warranty other than those set forth in this agreement.  The warranty stated herein is expressly in lieu of all warranties, expressed or implied, including, but not limited to, any expressed or implied warranty of merchantability or fitness for a particular purpose.  Such warranty constitutes the only warranty made by the seller with respect to this agreement, the equipment units, or the services to be supplied hereby.  The seller shall not be liable for any incidental or consequential damages of any kind.

This warranty will not extend to equipment subjected to accident, to misuse, or to alterations/repair not made and documented in writing by Oakridge Energy Technologies, Inc.

EXHIBIT C

Supplemental Schedule

Name of Additional Energy Storage Product(s) (including dimensions, Amp Hour rating, and chemistry, if applicable)

_______________________________

Purchase Price for Additional Energy Storage Product(s)

_______________________________

Specifications for Additional Energy Storage Product

See Supplemental Exhibit A attached

Acknowledged and Accepted for:

Charge Commander, L3C Inc

Oakridge Energy Technologies, Inc.

By:

By:

Printed name:

Printed name:

Title:

Title:

Date:

Date: